                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                      SPANISH BROADCASTING SYSTEM, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                   [SBS LOGO]

                        2601 SOUTH BAYSHORE DRIVE, PH II
                          COCONUT GROVE, FLORIDA 33133

                                                                    May 20, 2002

Dear Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders of Spanish Broadcasting System, Inc. ("SBS"), which will be held on Tuesday, June 11, 2002, at 10:00 a.m., in the Continental Ballroom of the Wyndham Grand Bay, 2669 South Bayshore Drive, Miami, Florida 33133.

     At the meeting, stockholders of SBS will be asked to consider and act upon the election of directors and ratification of independent public accountants. These matters are described in detail in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

     We recommend that you vote in favor of each proposal. Your vote is important regardless of the number of shares you own, and we strongly encourage you to participate by voting your shares whether or not you plan to attend the meeting. Please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. Returning the proxy card does NOT deprive you of your right to attend the meeting and to vote your shares in person for the matters acted upon at the meeting.

     Included with the attached Proxy Statement is a copy of SBS's Annual Report on Form 10-K for fiscal year 2001. We encourage you to read the Annual Report. It includes information on SBS's operations and markets, as well as SBS's audited consolidated financial statements.

     We look forward to seeing you at the Annual Meeting.

                                          Sincerely,

                                          /s/ Raul Alarcon, Jr.

                                          Raul Alarcon, Jr.
                                          Chairman of the Board of Directors,
                                          President and Chief Executive Officer

                                   [SBS LOGO]

                        2601 SOUTH BAYSHORE DRIVE, PH II
                          COCONUT GROVE, FLORIDA 33133

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                 JUNE 11, 2002

Dear Stockholders:

     The Annual Meeting of Stockholders of Spanish Broadcasting System, Inc. ("SBS") will be held on Tuesday, June 11, 2002, at 10:00 a.m., in the Continental Ballroom of the Wyndham Grand Bay, 2669 South Bayshore Drive, Miami, Florida 33133 (the "Annual Meeting"), for the following purposes:

     1. To elect the six members of the Board of Directors to serve until our next annual meeting of stockholders or until their respective successors are elected and qualify.

     2. To ratify the appointment of KPMG LLP as independent public accountants for SBS for the fiscal year ending December 29, 2002.

     3. To transact any other business that may properly come before the Annual Meeting or any adjournment thereof.

     Stockholders of record at the close of business on May 3, 2002 are entitled to notice of, and to vote at, the Annual Meeting and at any continuation or adjournment thereof.

                                          By Order of the Board of Directors

                                          /s/ Joseph A. Garcia
                                          Joseph A. Garcia
                                          Chief Financial Officer,
                                          Executive Vice President and Secretary

Coconut Grove, Florida
May 20, 2002

                                PROXY STATEMENT

                                                                    May 20, 2002

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Spanish Broadcasting System, Inc., a Delaware corporation ("SBS"), of proxies for use at the Annual Meeting of Stockholders of SBS (the "Annual Meeting"). All references in this Proxy Statement to "we", "our", or "us" refer to SBS.

     The Annual Meeting will be held on Tuesday, June 11, 2002, at 10:00 a.m., in the Continental Ballroom of the Wyndham Grand Bay, 2669 South Bayshore Drive, Miami, Florida 33133. All holders of record of our Class A common stock, par value $0.0001 per share (the "Class A common stock") and Class B common stock, par value $0.0001 per share (the "Class B common stock"), at the close of business on May 3, 2002 (the "Record Date") will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 37,033,055 shares of Class A common stock outstanding and entitled to vote and 27,638,750 shares of Class B common stock outstanding and entitled to vote.

     This Proxy Statement, the accompanying proxy card, and our Annual Report on Form 10-K for the fiscal year ended September 30, 2001, containing audited financial statements, are first being mailed to stockholders on or about May 20, 2002. Our Annual Report contains the information required by Rule 14a-3 of the Securities Exchange Act of 1934, as amended, and is not a part of the proxy soliciting materials.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

     Stockholders are entitled to one vote for each share of Class A common stock they hold and ten votes for each share of Class B common stock they hold, on each matter presented. Shares of Class A common stock and Class B common stock may not be voted cumulatively.

     The presence, in person or represented by proxy, of the holders of a majority of the aggregate votes entitled to be cast by the Class A common stock and Class B common stock, voting together as a single class, will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, the stockholders entitled to vote who are present in person or represented by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time until a quorum is present or represented. Unless the adjournment is for more than thirty days or unless a new record date is set for the adjourned meeting, no notice of the adjourned meeting must be given other than by announcement at the Annual Meeting. At an adjourned meeting at which a quorum is present, any business may be transacted that could have been transacted at the original Annual Meeting.

     Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. The proposals concerning the election of directors and the ratification of the selection of independent auditors each require a majority of the votes cast at the Annual Meeting. Abstentions will count as a vote against a proposal, and broker non-votes will not count toward the vote on a proposal.

     Stockholders are requested to complete, sign, and date the accompanying proxy card and return it promptly to SBS so that it is received by the date of the Annual Meeting. A stockholder may revoke a proxy submitted to SBS at any time before it is voted at the Annual Meeting by (1) sending written notice of revocation to SBS addressed to: Spanish Broadcasting System, Inc., 2601 South Bayshore Drive, PH II, Coconut Grove, Florida 33133, Attention: Joseph A. Garcia, Chief Financial Officer, (2) executing and submitting a proxy bearing a later date, or (3) attending the Annual Meeting and voting in person. Subject to such revocation, all proxies duly executed and received prior to or during the Annual Meeting will be voted in accordance with the specification on the proxy card. If no specification is made, proxies will be voted in favor of the proposals listed on the proxy card. As to other matters, if any, to be voted upon at the Annual Meeting, the persons designated as proxies, who were selected by the Board of Directors, will take such actions as they, in their discretion, may deem advisable.

     We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others forwarding the solicitation material to beneficial owners of SBS common stock. In addition to the solicitation of proxies by mail, solicitation may be made by directors, officers, and other employees of SBS in person or by telephone or facsimile, but these individuals will not be separately compensated for such solicitation services. We have retained Morrow & Co., Inc. to assist in the solicitation of proxies from brokers, nominees and institutional holders for a fee of approximately $2,000, plus out-of-pocket expenses.

INFORMATION TO RELY UPON WHEN CASTING YOUR VOTES

     You should rely only on the information contained in this Proxy Statement when casting your votes. We have not authorized anyone to give any information or to make any representations in connection with this proxy solicitation other than those contained in this Proxy Statement. You should not rely on any information or representation not contained in this Proxy Statement as having been authorized by us. You should not infer that there has not been a change in the facts set forth in this Proxy Statement or in our affairs since the date on this Proxy Statement. This Proxy Statement does not constitute a solicitation by anyone in any jurisdiction in which the solicitation is not authorized or in which the person making the solicitation is not qualified to do so or to anyone to whom it is unlawful to make a solicitation.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information concerning the beneficial ownership of our Class A common stock and our Class B common stock as of May 15, 2002, by:

     - each person known by us to beneficially own more than 5% of any class of our common stock;

     - each director and each executive officer named in the Summary Compensation Table; and

     - all named executive officers and directors as a group.

     Unless indicated below, each stockholder listed had sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws, if applicable.

                                         CLASS A SHARES           CLASS B SHARES
                                     ----------------------   -----------------------    PERCENT OF     PERCENT OF
                                                 PERCENT OF                PERCENT OF       TOTAL         TOTAL
                                     NUMBER OF    CLASS A     NUMBER OF     CLASS B       ECONOMIC        VOTING
      NAME AND ADDRESS(1)(2)          SHARES       SHARES       SHARES       SHARES       INTEREST        POWER
      ----------------------         ---------   ----------   ----------   ----------   -------------   ----------
Raul Alarcon, Jr.(3)...............    300,000         *      26,000,000      94.2%         40.5%          83.0%
Pablo Raul Alarcon, Sr.(4).........         --        --       1,070,000       3.9%          1.7%           3.4%
Jose Grimalt.......................         --        --         501,650       1.8%            *            1.6%
Joseph A. Garcia(5)................    230,000         *              --        --             *              *
William B. Tanner(6)...............    160,701         *              --        --             *              *
Luis Diaz-Albertini................     13,520         *              --        --             *              *
Jason L. Shrinsky(7)...............     45,000         *              --        --             *              *
Castor Fernandez(8)................     10,000         *              --        --             *              *
Carl Parmer(9).....................     81,100         *              --        --             *              *
All named executive officers and
  directors as a group(10).........    840,321       2.2%     27,571,650      99.9%         43.4%          88.1%
TCW entities(11)...................  4,589,895      12.4%             --        --           7.1%           1.5%
T. Rowe Price Associates,
  Inc.(12).........................  3,120,600       8.4%             --        --           4.8%           1.0%
Dimensional Fund Advisors
  Inc.(13).........................  2,474,700       6.7%             --        --           3.8%             *

---------------
  *  Indicates less than 1%.

 (1) The address of all directors and executive officers in this table, unless otherwise specified, is c/o Spanish Broadcasting System, Inc., 2601 South Bayshore Drive, PH II, Coconut Grove, Florida 33133.

 (2) As used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting of a security, or the sole or shared power to dispose, or direct the disposition, of a security. A person is deemed as of any date to have beneficial ownership of any security that the person has the right to acquire within sixty days after that date. For purposes of computing the percentage of outstanding shares held by each person named above, any security that the person has the right to acquire within sixty days of the date of calculation is deemed to be outstanding, but is not deemed to be outstanding for purposes of computing the percentage ownership of any other person.

 (3) Includes 300,000 shares of Class A common stock issuable upon the exercise of options that the holder has the right to exercise within sixty days after May 15, 2002.

 (4) Mr. Pablo Raul Alarcon, Sr.'s shares are held in a Flint Trust with Mr. Alarcon, Sr. as sole beneficiary.

 (5) Includes 220,000 shares of Class A common stock issuable upon the exercise of options that the holder has the right to exercise within sixty days after May 15, 2002.

 (6) Shares of Class A common stock issuable upon the exercise of options that the holder has the right to exercise within sixty days after May 15, 2002.

 (7) Includes 30,000 shares of Class A common stock issuable upon the exercise of options that the holder has the right to exercise within sixty days after May 15, 2002. Mr. Shrinsky holds these options for the benefit of his law firm, Kaye Scholer LLP. Mr. Shrinsky shares ownership of, and voting and investment power for, 15,000 shares of Class A common stock with his spouse.

 (8) Shares of Class A common stock issuable upon the exercise of options that the holder has the right to exercise within sixty days after May 15, 2002.

 (9) Includes 71,100 shares of Class A common stock owned indirectly through Henry Carlson Parmer, Jr. Living Trust and 10,000 shares of Class A common stock issuable upon the exercise of options that the holder has the right to exercise within sixty days after May 15, 2002.

(10) Includes 730,701 shares of Class A common stock issuable upon the exercise of options that the holders have the right to exercise within sixty days after May 15, 2002.

(11) Represents shares held by Trust Company of the West, TCW Asset Management Company and TCW Investment Management Company (together, the "TCW Entities"). The address of the TCW Entities is 865 South Figueroa Street, Los Angeles, California 90017. The parent holding company of the TCW Entities is The TCW Group, Inc. Societe Generale S.A., a company incorporated under the laws of France, may be deemed to control The TCW Group, Inc. and its direct and indirect subsidiaries. We obtained this information from a Form 13F filed by The TCW Group, Inc. on May 15, 2002.

(12) The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202. T. Rowe Price Associates, Inc. has sole voting power with respect to 699,300 shares and sole investment power with respect to all the shares. We obtained this information from a Form 13F filed by T. Rowe Price Associates, Inc. on May 14, 2002.

(13) Represents shares owned by advisory clients of Dimensional Fund Advisors Inc. for which Dimensional Fund Advisors Inc. possesses sole voting and investment power. The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. We obtained this information from a Form 13F filed by Dimensional Fund Advisors Inc. on May 3, 2002.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

     Six directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting to hold office until the next annual meeting or until their respective successors have been elected and qualify. The Board of Directors has designated Raul Alarcon, Jr., Pablo Raul Alarcon, Sr., Jose Grimalt, Jason L. Shrinsky, Castor Fernandez and Carl Parmer as nominees, each of whom currently serves as a member of the Board of Directors. Unless instructed to the contrary, the persons named in the enclosed proxy card will vote the shares covered by each proxy for the election of all the nominees named above. Although the Board of Directors does not anticipate that any nominees will be unavailable for election, in the event of such occurrence, the proxies will be voted for such substitute, if any, as the Board of Directors may designate.

     The election of directors requires a majority of the votes cast at the Annual Meeting. Votes withheld will count as votes against the election of a director, and broker non-votes will not count toward the vote on this proposal. There is no cumulative voting for the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT EACH HOLDER OF CLASS A COMMON STOCK AND EACH HOLDER OF CLASS B COMMON STOCK VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW.

                  NOMINEES FOR DIRECTOR AND EXECUTIVE OFFICERS

     The following table sets forth information concerning the six nominees for director, followed by information concerning executive officers who are not nominees. Each of our directors and executive officers serves until his successor is elected and qualifies.

NAME                                        AGE    POSITION WITH SBS
----                                        ---    -----------------
NOMINEES FOR DIRECTOR
Raul Alarcon, Jr. ........................  46     Chairman of the Board of Directors, Chief
                                                     Executive Officer and President
Pablo Raul Alarcon, Sr. ..................  75     Chairman Emeritus and Director
Jose Grimalt..............................  73     Secretary Emeritus and Director
Jason L. Shrinsky.........................  64     Director
Castor Fernandez..........................  58     Director
Carl Parmer...............................  43     Director

EXECUTIVE OFFICERS WHO ARE NOT NOMINEES
Joseph A. Garcia..........................  56     Chief Financial Officer, Executive Vice
                                                     President and Secretary
William B. Tanner.........................  57     Executive Vice President of Programming

     RAUL ALARCON, JR. has been our President and a director since October 1985 and Chief Executive Officer since June 1994. On November 2, 1999, Mr. Alarcon, Jr. became Chairman of the Board of Directors and continues as our Chief Executive Officer and President. Mr. Alarcon, Jr. is one of the original members of our senior management team and, along with Mr. Alarcon, Sr., has been one of our key executives since our founding in 1983. Mr. Alarcon, Jr. is responsible for our long-range strategic planning and is instrumental in the acquisition and financing of each of our radio stations, as he was in our initial public offering. Mr. Alarcon, Jr. is the son of Mr. Alarcon, Sr. and the son-in-law of Mr. Grimalt.

     PABLO RAUL ALARCON, SR. was our Chairman of the Board of Directors from March 1983 until November 2, 1999, when he became Chairman Emeritus. Mr. Alarcon, Sr. continues to be a member of our Board of Directors. Mr. Alarcon, Sr. has been involved in Spanish-language radio broadcasting since the early 1950's when he established his first radio station in Camaguey, Cuba. Upon his arrival in the United States, Mr. Alarcon, Sr. continued his career in radio broadcasting and was an on-air personality for a New York radio station before being promoted to programming director. Mr. Alarcon, Sr. subsequently owned and operated a recording studio and an advertising agency before purchasing our first radio station in 1983. Mr. Alarcon, Sr. is Raul Alarcon, Jr.'s father.

     JOSE GRIMALT has been a member of our Board of Directors since 1986 and was our Secretary from 1986 until November 2, 1999, when he became Secretary Emeritus. From 1969 to 1986, Mr. Grimalt owned and operated Spanish-language radio station WLVH-FM in Hartford, Connecticut. Mr. Grimalt is Mr. Alarcon, Jr.'s father-in-law.

     JASON L. SHRINSKY became one of our directors on November 2, 1999. Mr. Shrinsky is a partner of the law firm of Kaye Scholer LLP, where he has been a partner since 1986. Mr. Shrinsky has been a lawyer counseling corporations and high net worth individuals on financings, mergers and acquisitions, other related financial transactions and regulatory procedures since 1964. Kaye Scholer LLP has served as our counsel for more than 17 years.

     CASTOR FERNANDEZ became one of our directors on August 9, 2001. Mr. Fernandez has over forty years of experience in advertising. He was the founder and President of Castor Advertising Florida Corp., which was founded in 1968 and was the oldest Hispanic-owned advertising agency in the country. On December 31, 2001, Castor Advertising Florida Corp. was dissolved. Mr. Fernandez is also a founder and director of First BankAmericano, a minority-owned bank.

     CARL PARMER became one of our directors on August 9, 2001. Mr. Parmer has an extensive background in the ownership and management of radio and television companies throughout the United States. Mr. Parmer was the President and co-Chief Executive Officer of Heftel Broadcasting Corporation (predecessor of Hispanic Broadcasting Corporation) from 1991 to 1996. Mr. Parmer has been President and CEO of Broadcasting Management, Inc. since 1996. Mr. Parmer began his career in broadcasting in 1991 after several years of experience on Wall Street, including a position as Vice President and shareholder of Kidder Peabody & Co., Inc.

     JOSEPH A. GARCIA has been Chief Financial Officer since 1984, Executive Vice President since 1996 and Secretary since November 2, 1999. Mr. Garcia is responsible for the financial affairs of SBS, day-to-day operational matters and investor relations, and he has been instrumental in the acquisition of our radio stations. Before joining SBS in 1984, Mr. Garcia spent thirteen years in international financial planning positions with Philip Morris Companies, Inc. and Revlon, Inc., where he was Manager of Financial Planning for Revlon -- Latin America.

     WILLIAM B. TANNER has served as our Executive Vice President of Programming since August 31, 2000. Prior to joining us, Mr. Tanner was the Vice President of Programming at Hispanic Broadcasting Corporation for six years. Mr. Tanner began his career in the radio broadcasting industry as a disc jockey and radio programmer.

See "Certain Relationships and Related Transactions."

                 INFORMATION CONCERNING THE BOARD OF DIRECTORS
                         AND CERTAIN COMMITTEES THEREOF

     Our Board of Directors has an Audit Committee and a Compensation Committee. The Compensation Committee has a subcommittee, the Stock Option Committee. There is no Nominating Committee of the Board of Directors.

     The members of the Audit Committee are Jason L. Shrinsky, Castor Fernandez and Carl Parmer. Messrs. Fernandez and Parmer became members of the Audit Committee on August 9, 2001. Mr. Roman Martinez IV was a member of the Audit Committee until his resignation from the Board of Directors on May 7, 2001. Each member of the Audit Committee is independent as defined by Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. The primary function of the Audit Committee is to provide advice with respect to our financial matters and to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing (i) the financial reports and other financial information to be provided by SBS to any governmental body or the public, (ii) our systems of internal controls that management and the Board of Directors have established, and (iii) our auditing, accounting and financial reporting processes generally. The Board of Directors has adopted a written charter for the Audit Committee which was included as an appendix to our Proxy Statement last year. The Audit Committee held four meetings during fiscal year 2001.

     The current members of the Compensation Committee are Jason L. Shrinsky, Castor Fernandez and Carl Parmer. Raul Alarcon, Jr. resigned as a member of the Compensation Committee effective December 31, 2001. Although Mr. Alarcon, Jr. was a member of the Compensation Committee during the fiscal year ended September 30, 2001, he did not attend any meetings during such fiscal year through the effective date of his resignation. Messrs. Fernandez and Parmer became members of the Compensation Committee on November 6, 2001. Mr. Roman Martinez IV was a member of the Compensation Committee until his resignation from the Board of Directors on May 7, 2001. The functions of the Compensation Committee are to (i) approve policies, plans and performance criteria concerning the salaries, bonuses and other compensation of the executive officers of SBS,
(ii) review and approve the salaries, bonuses and other compensation of the executive officers of SBS, (iii) review the compensation programs for other key employees, including salary and bonus amounts, (iv) establish and review policies regarding executive officer perquisites, (v) engage experts on compensation matters, if and when the members of the Compensation Committee deem it proper or advisable to do so, and (vi) perform such other duties as shall from time to time be delegated by the Board of Directors. The Compensation Committee met twice on November 13, 2000, to review compensation items for fiscal years 2000 and 2001, and on December 27, 2001 and January 16, 2002, to review certain compensation items for fiscal years 2001 and 2002.

     The members of the Stock Option Committee are Jason L. Shrinsky, Castor Fernandez and Carl Parmer. Messrs. Fernandez and Parmer became members of the Stock Option Committee on November 6, 2001. Mr. Roman Martinez IV was a member of the Stock Option Committee until his resignation from the Board of Directors on May 7, 2001. The Stock Option Committee reviews and approves stock option grants to executive officers and employees of SBS. The Stock Option Committee held two meetings during fiscal year 2001.

     The Board of Directors held five meetings during fiscal year 2001. Each incumbent director who was a director of SBS during fiscal year 2001 attended more than 75% of the aggregate number of meetings of the Board of Directors and the committees of which he was a member that were held during the period of his membership on the Board of Directors and such committee(s), respectively, except that Raul Alarcon, Jr. did not attend any meetings of the Compensation Committee during fiscal year 2001.

                             EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded to, earned by or paid for services rendered to SBS and its subsidiaries by, in all capacities during the fiscal years 2001, 2000 and 1999, our Chief Executive Officer and President and our next three highest paid executive officers during fiscal year 2001, whose total annual salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                                     LONG TERM
                                                                                                   COMPENSATION
                                                                                                      AWARDS
                                                   ANNUAL COMPENSATION                             -------------
                           --------------------------------------------------------------------     SECURITIES
                                                                                   OTHER ANNUAL     UNDERLYING
                                                           SALARY       BONUS      COMPENSATION    OPTIONS/SARS
NAME                        PRINCIPAL POSITION    YEAR      ($)          ($)           ($)              (#)
----                       --------------------   ----   ----------   ----------   ------------    -------------
Raul Alarcon, Jr.........  Chief Executive        2001   $1,000,000   $  792,864     $155,531(a)      100,000
                             Officer, President   2000    1,000,000    1,000,000      201,829(a)      100,000
                             and Chairman of      1999    1,985,768    1,265,857      202,452(a)           --
                             the Board of
                             Directors
Joseph A. Garcia.........  Executive Vice         2001   $  379,615   $  100,000(b)   $    --(c)      100,000
                             President, Chief     2000      300,000      150,000           --(c)      250,000
                             Financial Officer    1999      296,298      385,000           --(c)           --
                             and Secretary
William B. Tanner........  Executive Vice         2001   $  530,058   $   18,000     $156,572(d)       15,000
                             President of         2000           --           --           --         218,552
                             Programming          1999           --           --           --              --
Luis Diaz-Albertini......  Vice President/        2001   $  234,477   $       --     $     --(c)(e)    12,500
                             Group Sales          2000      225,000       80,000           --(c)       50,000
                                                  1999      225,053      210,000           --(c)           --

---------------
(a) Excludes amounts paid by us in connection with our lease of an apartment in Manhattan owned by Mr. Alarcon, Jr. which is used primarily by Mr. Alarcon, Jr. while on SBS business in New York. Mr. Alarcon, Jr. received personal benefits in addition to his salary and bonus, including use of automobiles. We paid an aggregate of $123,611, $85,329, and $96,512 in fiscal years 2001, 2000 and 1999, respectively, for automobiles used, including driver's salary, by Mr. Alarcon, Jr. In fiscal year 2001, Mr. Alarcon, Jr. received total personal benefits estimated at $155,531, including living quarters for him and his family in Key Biscayne, Florida pending completion of the construction of their residential home in Miami, Florida. As a result of Mr. Alarcon, Jr.'s relocation to his newly constructed home, our last rent payment for his apartment in Key Biscayne was made on November 30, 2000.

(b) Reflects bonus earned for performance in fiscal year 2001 which Mr. Garcia received in January 2002.

(c) Excludes perquisites and other personal benefits, securities or property which aggregate the lesser of $50,000 or 10% of the total of annual salary and bonus.

(d) Includes a payment of $154,742 that we made to William Tanner on November 30, 2001, pursuant to a side letter agreement to Mr. Tanner's employment agreement which required us to make a payment to Mr. Tanner if the price of our Class A common stock had not reached a specified level by August 30, 2001. Such amount was accrued in our financial statements in fiscal year 2001.

(e) Excludes a $50,000 loan made by SBS to Mr. Diaz-Albertini which, during the time of Mr. Diaz-Albertini's employment at SBS, was to be repaid over two years with amounts withheld from Mr. Diaz-Albertini's salary. Mr. Diaz-Albertini terminated his employment with SBS on August 10, 2001 and currently owes SBS a portion of the loan. Mr. Diaz-Albertini has agreed to repay his loan in monthly installments.

                                 STOCK OPTIONS

     The following table sets forth information concerning the grant of stock options to each of the named executive officers in fiscal year 2001:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS
                          ---------------------------------------------------
                                          PERCENT OF
                           NUMBER OF        TOTAL
                           SECURITIES    OPTIONS/SARS
                           UNDERLYING     GRANTED TO    EXERCISE                POTENTIAL REALIZABLE VALUE
                          OPTIONS/SARS   EMPLOYEES IN   OR BASE                   AT ASSUMED ANNUAL RATES
                            GRANTED      FISCAL YEAR     PRICE     EXPIRATION   OF STOCK PRICE APPRECIATION
NAME                         (#)(A)          2001        ($/SH)       DATE            FOR OPTION TERM
----                      ------------   ------------   --------   ----------   ---------------------------
                                                                                   5%($)         10%($)
                                                                                -----------   -------------
Raul Alarcon, Jr........    100,000(b)       20.8%      $9.4687     10/27/10     $595,481      $1,509,067
Joseph A. Garcia........    100,000(c)       20.8       $4.813      12/07/10      302,687         767,068
William B. Tanner.......     15,000(d)        3.1       $9.20        8/31/06       86,787         219,936
Luis Diaz-Albertini.....     12,500(e)        2.6       $5.50       11/10/01(e)        56(e)          110(e)

---------------
(a) Each option was granted under our 1999 Stock Option Plan. The options that are not otherwise exercisable prior to a change in control of SBS will become exercisable on the date of a change in control of SBS and will remain exercisable for the remainder of the term of the option, as discussed in our 1999 Stock Option Plan.

(b) Raul Alarcon, Jr.'s option vested immediately upon the granting of such option on October 27, 2000.

(c) Twenty percent of Joseph A. Garcia's option vested immediately on December 7, 2000 and the rest vests ratably over a four-year period.

(d) William B. Tanner's option vested immediately upon the granting of such option on August 31, 2001.

(e) Twenty percent of Luis Diaz-Albertini's option vested immediately on February 23, 2001. Mr. Diaz-Albertini terminated his employment at SBS on August 10, 2001. Pursuant to the terms of the 1999 Stock Option Plan (i) the unvested portion of Mr. Diaz-Albertini's option with respect to 10,000 shares of our Class A common stock expired upon the termination of his employment and (ii) his option with respect to the remaining 2,500 shares of our Class A common stock expired on November 10, 2001. The calculation of the potential realizable value at assumed annual rates of stock price appreciation for the option term, with respect to Mr. Diaz-Albertini's option holdings, is based on options to purchase 2,500 shares exercisable at fiscal year end.

     The following table sets forth certain information regarding stock options exercised, if any, by the named executive officers during fiscal year 2001, including the aggregate value of gains, if any, on the date of exercise. In addition, the table sets forth the number of shares covered by both exercisable and nonexercisable stock options as of September 30, 2001. Also reported are the values of "in the money" options which represent the positive spread between the exercise price of any existing stock options and the Class A common stock price as of September 30, 2001.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTIONS/SAR VALUES

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                           OPTIONS/SARS AT FISCAL         IN-THE-MONEY OPTIONS
                                                                 YEAR END(#)              AT FISCAL YEAR END($)
                             SHARES                      ---------------------------   ---------------------------
                           ACQUIRED ON        VALUE
         NAME              EXERCISE(#)     REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----            ---------------   -----------   -----------   -------------   -----------   -------------
Raul Alarcon, Jr. .....        --              --          200,000             --             --             --
Joseph A. Garcia.......        --              --          120,000        230,000        $45,540       $182,160
William B. Tanner......        --              --          160,701         72,851             --             --
Luis Diaz-Albertini....        --              --           22,500             --        $ 3,975             --

                     EMPLOYMENT AGREEMENTS AND ARRANGEMENTS

Raul Alarcon, Jr.

     We have an employment agreement with Raul Alarcon, Jr. dated as of October 25, 1999, pursuant to which Mr. Alarcon, Jr. serves as our Chairman of the Board of Directors, Chief Executive Officer and President. The agreement became effective on October 27, 1999, expires on December 31, 2004 and renews for successive one-year periods after December 31, 2004 if not terminated by either party. The agreement provides for a base salary of not less than $1.0 million for each year of the employment term, which may be increased by the Board of Directors. Under the terms of the agreement, Mr. Alarcon, Jr. is entitled to receive an annual cash performance bonus determined by the Board of Directors based on annual same station broadcast cash flow growth. Mr. Alarcon, Jr. also has the right to receive options to purchase 100,000 shares of Class A common stock on October 27 of each year of the employment term at an exercise price equal to the fair market value of our Class A common stock on the respective grant date. Mr. Alarcon, Jr. is entitled to participate in our employee benefit plans and to receive other non-salary benefits, such as health insurance, life insurance, reimbursement for business related expenses and reimbursement for personal tax and accounting expenses. The agreement provides that Mr. Alarcon, Jr.'s employment may be terminated at the election of the Board of Directors upon his disability or for cause (as defined in the agreement). Pursuant to the agreement, Mr. Alarcon, Jr. is entitled to the use of one automobile and driver at our expense.

Joseph A. Garcia

     Prior to December 7, 2000, we had an employment agreement with Joseph A. Garcia dated as of October 25, 1999 (the "1999 Employment Agreement"), pursuant to which Mr. Garcia served as our Chief Financial Officer, Executive Vice President and Secretary. The 1999 Employment Agreement became effective on October 27, 1999 and was to terminate on October 27, 2002. Mr. Garcia received an annual base salary of $300,000. In addition, Mr. Garcia was entitled to receive (a) an annual cash bonus to be determined by the Board of Directors, based on performance, and (b) an option to purchase 250,000 shares of Class A common stock, with 20% vesting immediately and the rest vesting ratably over a four-year period at an exercise price of $20.00 per share, for past performance. Mr. Garcia was also entitled to receive standard employee benefits provided to all of our executives, such as health, life and long-term disability insurance and reimbursement for business related expenses.

     On December 7, 2000, we entered into a new employment agreement with Mr. Garcia pursuant to which he continues to serve as our Chief Financial Officer, Executive Vice President and Secretary. This new employment agreement became effective as of December 7, 2000, has similar terms to the 1999 Employment Agreement, including a discretionary bonus, except that the new employment agreement has a term expiring on December 7, 2005, and provides for an annual base salary of $400,000. Under his new agreement, Mr. Garcia is entitled to receive options to purchase 100,000 shares of Class A common stock, with 20% vesting immediately and the rest vesting ratably over a four-year period at an exercise price of $4.81 per share. The grant of options to Mr. Garcia pursuant to the 1999 Employment Agreement remains effective.

William B. Tanner

     We have an employment agreement with William B. Tanner dated as of August 31, 2000, pursuant to which Mr. Tanner serves as our Executive Vice President of Programming. The term of the agreement is from August 31, 2000 to August 31, 2005. The agreement provides for an annual base salary of $475,000, with an annual 10% increase over the prior year's base salary. Mr. Tanner is entitled to receive quarterly bonuses based on SBS radio stations achieving certain Arbitron(R) ratings. Under the terms of the agreement, Mr. Tanner has the right to receive (1) an option to purchase 218,552 shares of Class A common stock, with 33% vesting immediately and the rest vesting ratably over a two-year period, and (2) an option to purchase an aggregate of 75,000 shares of Class A common stock to be granted ratably over a five-year period, at an exercise price equal to the closing price of our Class A common stock on the immediately preceding business day of each respective grant date. Mr. Tanner is also entitled to receive standard employee benefits provided to all of our similarly situated executives, such as health, life and long-term disability insurance and reimbursement of business related expenses. He is also entitled to reimbursement of power and telephone bills for a Los Angeles residence as well as a monthly automobile allowance.

Luis Diaz-Albertini

     Luis Diaz-Albertini's employment with SBS terminated on August 10, 2001. We had an employment agreement during fiscal year 2001 with Mr. Diaz-Albertini dated as of October 25, 1999, pursuant to which Mr. Diaz-Albertini served as our Vice President/Group Sales. The employment agreement became effective on October 27, 1999 and was to terminate on October 27, 2002. Mr. Diaz-Albertini received an annual salary of $225,000. In addition, Mr. Diaz-Albertini was entitled to receive (1) an annual cash bonus to be determined by the Board of Directors, based on performance, and (2) an option to purchase 50,000 shares of Class A common stock, with 20% vesting immediately and the rest vesting ratably over a four-year period at an exercise price of $20.00 per share, for past performance. Mr. Diaz-Albertini was also entitled to receive standard employee benefits provided to all of our executives, such as health, life and long-term disability insurance and reimbursement for business related expenses. Upon the termination of Mr. Diaz-Albertini's employment with SBS on August 10, 2001, his unvested options were forfeited immediately and his vested options expired on November 10, 2001.

DIRECTOR COMPENSATION

     Directors who are officers or who were formerly officers do not receive any compensation for serving on our Board of Directors. Our non-employee directors are eligible to receive options under our Non-Employee Director Stock Option Plan. All directors are reimbursed for their out-of-pocket expenses incurred in connection with their service as directors.

     In connection with their election to our Board of Directors on November 2, 1999, we granted each of Messrs. Roman Martinez IV and Jason L. Shrinsky an option to purchase 50,000 shares of Class A common stock at an exercise price of $20.00 per share, with 20% vesting immediately and the rest vesting ratably over a four-year period. Mr. Shrinsky holds his options for the benefit of his law firm, Kaye Scholer LLP. Mr. Martinez resigned as a director of SBS on May 7, 2001, and all his unvested and vested options terminated during fiscal year 2001. See "Stock Plans -- Non-Employee Director Stock Option Plan."

     Effective as of October 29, 2001, in connection with the election of Castor Fernandez and Carl Parmer to our Board of Directors on August 9, 2001, we granted each of Messrs. Fernandez and Parmer options to purchase 50,000 shares of Class A common stock at an exercise price of $7.50 per share, with 20% vesting immediately and the rest vesting ratably over a four-year period.

     During fiscal year 2001, Pablo Raul Alarcon, Sr. and Jose Grimalt each received a payment in the amount of $20,000 in recognition of certain consulting services rendered to SBS. We also paid for the use of automobiles by Mr. Alarcon, Sr. in the amount of approximately $28,723.

ANNUITY

     Upon the completion of our initial public offering on November 2, 1999, we purchased an annuity for $10.2 million from The Canada Life Assurance Company as a retirement vehicle for the benefit of our retired officers, Pablo Raul Alarcon, Sr., our Chairman Emeritus and a director, and Jose Grimalt, our Secretary Emeritus and a director. Messrs. Alarcon, Sr. and Grimalt receive annual payments of approximately $700,000 and $300,000, respectively, from The Canada Life Assurance Company, and will continue to do so for the rest of their lives. Mr. Alarcon, Sr.'s wife and Mr. Grimalt's wife are joint annuitants with their husbands. Should Mrs. Alarcon, Sr. survive her husband, she would receive annual payments of $350,000 for the rest of her life. Should Mrs. Grimalt survive her husband, she would receive annual payments of $150,000 for the rest of her life.

STOCK PLANS

  1999 Stock Option Plan

     We have adopted an option plan to incentivize our present and future executive, managerial and other employees through equity ownership. The option plan provides for the granting of stock options to individuals selected by the Compensation Committee of the Board of Directors or a subcommittee of the Compensation Committee (or by the Board of Directors if such committees are not appointed). The function of the Compensation Committee in reviewing and approving stock option grants is currently delegated to a subcommittee, the Stock Option Committee. An aggregate of 3,000,000 shares of Class A common stock have been reserved for issuance under this option plan. The option plan allows us to tailor incentive compensation for the retention of personnel, to support corporate and business objectives, and to anticipate and respond to a changing business environment and competitive compensation practices. During fiscal year 2001, options to purchase 480,000 shares of Class A common stock were granted under this plan at exercise prices ranging from $4.81 to $9.69 per share.

     The Stock Option Committee has discretion to select the participants, determine the type, size and terms of each award, modify the terms of awards, determine when awards will be granted, and make all other determinations which it deems necessary or desirable in the interpretation and administration of the option plan. The option plan terminates ten years after September 27, 1999, the date that it was approved and adopted by the stockholders of SBS. Generally, a participant's rights and interest under the option plan are not transferable except by will or by the laws of descent and distribution.

     Options, which include non-qualified stock options and incentive stock options, are rights to purchase a specified number of shares of Class A common stock at a price fixed by the Stock Option Committee. The option price may be less than, equal to or greater than the fair market value of the underlying shares of Class A common stock, but in no event will the exercise price of an incentive stock option be less than the fair market value on the date of grant.

     Options expire no later than ten years after the date on which they are granted (five years in the case of incentive stock options granted to 10% stockholders). Options become exercisable at such times and in such installments as the Stock Option Committee determines. Notwithstanding this, any nonexercisable options will immediately vest and become exercisable upon a change in control of SBS. Upon termination of a participant's employment with SBS, options that are not exercisable will be forfeited immediately and options that are exercisable will remain exercisable for twelve months following any termination by reason of an optionholder's death, disability or retirement. If termination is for any reason other than the preceding and other than for cause, exercisable options will remain exercisable for three months following such termination. If termination is for cause, exercisable options will not be exercisable after the date of termination. Payment of the option price must be made in full at the time of exercise in such form (including, but not limited to, cash or common stock of SBS) as the Stock Option Committee may determine.

     In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure of shares of SBS, the Stock Option Committee will have the discretion to make any adjustments it deems appropriate in the number and kind of shares reserved for issuance upon the exercise of options and vesting of grants under the option plan and in the exercise price of outstanding options.

  Non-Employee Director Stock Option Plan

     We have also adopted a separate option plan for our non-employee directors. The terms of the plan provide that the Board of Directors has the discretion to grant stock options to any non-employee director. An aggregate of 300,000 shares of Class A common stock have been reserved for issuance under this option plan. The plan terminates ten years after September 27, 1999, the date that it was approved and adopted by the stockholders of SBS. The plan is administered by the Board of Directors. To date, each of our non-employee directors has been granted an option to purchase 50,000 shares of Class A common stock at the market price of the Class A common stock as of the respective grant date.

     Under the plan, any non-exercisable options will immediately vest and become exercisable upon a change in control of SBS. If a non-employee director ceases to be a member of the Board of Directors due to death, retirement or disability, all his unvested options will terminate immediately and all his exercisable options on such date will remain exercisable for their term. If a non-employee director's service as a director is terminated for any reason other than the preceding, all his unvested options will terminate immediately and all his exercisable options on such date will remain exercisable for thirty days.

401(K) PLAN

     We offer a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering our employees. Pursuant to the 401(k) Plan, an employee may elect to contribute to the 401(k) Plan 1%-15% from his annual salary, not to exceed the statutorily prescribed annual limit, which was $10,500 for 2001. We may, at our option and in our sole discretion, make matching and/or profit sharing contributions to the 401(k) Plan on behalf of all participants. To date, we have not made any such contributions. The 401(k) Plan is intended to qualify under Section 401(a) of the Internal Revenue Code so that contributions by employees or by us to the 401(k) Plan and income earned on plan contributions are not taxable to employees until distributed to them and contributions by us will be deductible by us when, and if, made. The trustees under the 401(k) Plan, at the direction of each participant, invest such participant's assets in the 401(k) Plan in selected investment options.

LIMITATIONS ON DIRECTORS' AND OFFICERS' LIABILITY

     Our third amended and restated certificate of incorporation has a provision which limits the liability of directors to us to the maximum extent permitted by Delaware law. The third amended and restated certificate of incorporation specifies that our directors will not be personally liable for monetary damages for breach of fiduciary duty as a director. This limitation does not apply to actions by a director or officer that do not meet the standards of conduct which make it permissible under the Delaware General Corporation Law for SBS to indemnify directors or officers.

     Our amended and restated by-laws provide for indemnification of directors and officers (and others) in the manner, under the circumstances and to the fullest extent permitted by the Delaware General Corporation Law, which generally authorizes indemnification as to all expenses incurred or imposed as a result of actions, suits or proceedings if the indemnified parties acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of SBS. Each director has entered into an indemnification agreement with us that provides for indemnification to the fullest extent provided by law. We believe that these provisions are necessary or useful to attract and retain qualified persons as directors and officers.

     We have obtained insurance for the benefit of our directors and officers that provides for coverage of up to $100.0 million.

     There is a pending litigation claim against us and certain of our directors and officers concerning which such directors and officers may seek indemnification. On November 28, 2001, a class action lawsuit was filed in the United States District Court for the Southern District of New York on behalf of purchasers who acquired shares of our Class A common stock pursuant to the registration statement and prospectus (collectively, the "Prospectus") relating to our initial public offering which closed on November 2, 1999 (the "IPO"). The lawsuit was filed against SBS, eight underwriters of the IPO (collectively, the "Underwriters"), two members of our senior management team, one of which is our Chairman of the Board of Directors, and an additional director. The claims being made under the complaint are similar to claims currently being made under hundreds of class action suits filed against companies with recent initial public offerings and their underwriters. We believe that we would have a valid claim against the Underwriters for indemnification in the event that the plaintiffs were to be awarded damages as a result of this lawsuit. Discovery in the lawsuit has been stayed while motions to dismiss the complaint are being prepared.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Our Board of Directors maintains a Compensation Committee and a Stock Option Committee, which is a subcommittee of the Compensation Committee. The current members of both the Compensation Committee and the Stock Option Committee are three non-employee directors of SBS: Jason L. Shrinsky, Castor Fernandez and Carl Parmer. Mr. Shrinsky was a member of the Compensation Committee and Stock Option Committee during all of fiscal year 2001. Messrs. Fernandez and Parmer became members of the Compensation Committee and Stock Option Committee on November 6, 2001. Raul Alarcon, Jr., our Chief Executive Officer, President and Chairman of the Board of Directors, resigned as a member of the Compensation Committee effective December 31, 2001. Although Mr. Alarcon, Jr. was a member of the Compensation Committee during the fiscal year ended September 30, 2001, he did not attend any meetings during such fiscal year through the effective date of his resignation. Mr. Roman Martinez IV was a member of the Compensation Committee and Stock Option Committee during fiscal year 2001 until his resignation from the Board of Directors on May 7, 2001. Mr. Martinez was a non-employee director. The Compensation Committee met twice on November 13, 2000, to review certain compensation items for fiscal years 2000 and 2001, and on December 27, 2001 and January 16, 2002, to review certain compensation items for fiscal years 2001 and 2002. The Stock Option Committee held two meetings during fiscal year 2001. See "Certain Relationships and Related Transactions."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following sets forth certain relationships between SBS and current directors and nominees for election as director and executive officers, and certain transactions entered into between SBS and such individuals.

     Upon the completion of our initial public offering on November 2, 1999, we purchased an annuity for $10.2 million from The Canada Life Assurance Company as a retirement vehicle for the benefit of our retired officers, Pablo Raul Alarcon, Sr., our Chairman Emeritus and a director, and Jose Grimalt, our Secretary Emeritus and a director. Messrs. Alarcon, Sr. and Grimalt receive annual payments of approximately $700,000 and $300,000, respectively, from The Canada Life Assurance Company, and will continue to do so for the rest of their lives. Mr. Alarcon, Sr.'s wife and Mr. Grimalt's wife are joint annuitants with their husbands. Should Mrs. Alarcon, Sr. survive her husband, she would receive annual payments of $350,000 for the rest of her life. Should Mrs. Grimalt survive her husband, she would receive annual payments of $150,000 for the rest of her life.

     We lease a two-bedroom furnished condominium apartment in midtown Manhattan from Mr. Alarcon, Jr., our Chief Executive Officer, President and Chairman of the Board of Directors, for a monthly rent of $9,000. The lease commenced in August 1987 and will expire in August 2007. Generally, the apartment is used by Mr. Alarcon, Jr. while on SBS business in New York. We believe that the rent for this apartment is at the market rate.

     In 1992, Messrs. Alarcon, Sr. and Alarcon, Jr. acquired a building in Coral Gables, Florida, for the purpose of housing the studios of WCMQ-AM and WCMQ-FM. In June 1992, Spanish Broadcasting System of Florida, Inc., a subsidiary of SBS, entered into a twenty-year net lease with Messrs. Alarcon, Sr. and Alarcon, Jr. for the Coral Gables building which provides for a base monthly rent of $9,000. Effective June 1, 1998, the lease on this building was assigned to SBS Realty Corp., a realty management company owned by Messrs. Alarcon, Sr. and Alarcon, Jr. This building currently houses the offices and studios of all of our Miami stations. We believe that the rent for the current studios is at the market rate.

     Mr. Grimalt's son is employed by SBS as an operations manager. He was paid $145,530 and a bonus of $5,000 for fiscal year 2001. As part of his compensation, we also paid the leasing costs for an automobile in the amount of $12,621. Mr. Grimalt's daughter is employed by SBS as a sales researcher and was paid $41,827 for fiscal year 2001. Mr. Alarcon, Jr.'s uncle is employed by SBS as an operations manager and was paid $76,500 for fiscal year 2001.

     Jason L. Shrinsky, one of our directors, is a partner of Kaye Scholer LLP, which has regularly represented us as our legal counsel for more than 17 years and continues to do so.

     Our corporate headquarters are located on one floor of a 21-story office building in Coconut Grove, Florida owned by Irradio Holdings Ltd., a Florida limited partnership, for which the general partner is Irradio Investments, Inc., a Florida subchapter S corporation wholly-owned by Mr. Alarcon, Jr. As of November 1, 2000, we are leasing our office space under a ten-year lease, with the right to renew for two consecutive five-year terms. We are currently paying a base rent of approximately $36,000 per month for this office space. We believe that the monthly rent we pay is at the market rate.

     During fiscal year 2001, we had sales of approximately $0.2 million to Castor Advertising Florida Corp., a company owned by Castor Fernandez, one of our directors. On December 31, 2001, Castor Advertising Florida Corp. was dissolved.

See "Security Ownership of Certain Beneficial Owners and Management."

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities (collectively, "Reporting Persons") to file reports of ownership and changes in ownership of our securities with the Securities and Exchange Commission (the "SEC"). Reporting Persons are required by the SEC to furnish us with copies of all Section 16(a) forms they file.

     Based solely on our review of the copies of such forms received or written representations from the Reporting Persons, we believe that with respect to fiscal year 2001, all the Reporting Persons complied with all applicable filing requirements, except that: (1) one report covering one transaction by Joseph A. Garcia was filed late; (2) one report covering one transaction by Raul Alarcon, Jr. was filed late; (3) one report covering one transaction by Luis Diaz-Albertini was filed late; (4) the Initial Statement of Beneficial Ownership of Castor Fernandez was filed late; and (5) the Initial Statement of Beneficial Ownership of Carl Parmer was filed late.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee reviews and approves the compensation of SBS's executive officers, managers and key employees. The Compensation Committee currently consists of three non-employee directors: Jason L. Shrinsky, Carl Parmer and Castor Fernandez. Raul Alarcon, Jr., SBS's Chief Executive Officer ("CEO"), President and Chairman of the Board of Directors, resigned as a member of the Compensation Committee effective December 31, 2001. Although Mr. Alarcon, Jr. was a member of the Compensation Committee during the fiscal year ended September 30, 2001, he did not attend any meetings during such fiscal year through the effective date of his resignation. Mr. Alarcon, Jr. has served as an advisor on all compensation matters before the Compensation Committee, other than those relating to his own compensation, and continues to do so. The Stock Option Committee, a subcommittee of the Compensation Committee currently comprised of Messrs. Shrinsky, Parmer and Fernandez, reviews and approves all stock option grants to executive officers, managers and employees.

     Messrs. Parmer and Fernandez became members of the Compensation Committee and the Stock Option Committee on November 6, 2001, after the end of fiscal year 2001. During fiscal year 2001, Roman Martinez IV was a member of the Compensation Committee and the Stock Option Committee until his resignation from the Board of Directors on May 7, 2001. During the period after the departure of Mr. Martinez and prior to the appointment of Messrs. Parmer and Fernandez to the Compensation Committee and the Stock Option Committee (May 7, 2001 -- November 6, 2001), the Board of Directors met three times in the place of the Stock Option Committee to approve stock option grants to certain non-employee directors and certain employees, none of whom were executive officers. During such period, the Compensation Committee and the Stock Option Committee were inactive.

     The objectives of SBS's executive compensation program are to (1) set levels of compensation that will attract and retain superior executives in the highly competitive radio broadcasting environment, (2) emphasize performance-based compensation that reflects the executive officer's individual contribution to SBS's financial performance and (3) provide equity-based compensation to align the interests of executive officers with those of stockholders. In order to achieve these objectives, the executive compensation program consists of three primary components: salary, bonuses and stock options.

EXECUTIVE OFFICER COMPENSATION

     During fiscal year 2001, SBS had an employment agreement with each executive officer. The employment agreements of Raul Alarcon, Jr. and Luis Diaz-Albertini were entered into prior to the creation of the Compensation Committee, which was established on November 2, 1999 upon the completion of SBS's initial public offering. William Tanner's employment agreement and Joseph
A. Garcia's current employment agreement were entered into on August 31, 2000 and December 7, 2000, respectively, prior to the appointment of Messrs. Parmer and Fernandez to the Compensation Committee. Salary, salary increase and bonus recommendations for executive officers other than the CEO are proposed by the CEO, and are then reviewed and, when appropriate, revised by the Compensation Committee, which has final approval of all such compensation. The base salaries of executive officers are determined by reference to the officer's experience level, length of employment, level of responsibility, historical salary paid and salaries for individuals in comparable positions paid by other companies in the radio broadcasting industry. Salary increases and bonuses are intended to reward performance and provide executive officers with financial incentives to meet annual performance targets. In reviewing salary increases and bonuses that are discretionary under the employment agreements, the Compensation Committee considers length of employment, individual performance and SBS's performance, including performance relative to its competitors, performance relative to business conditions, and SBS's success in meeting its financial objectives. The relative weight given to each factor may vary by individual in the Compensation Committee's discretion.

     SBS employs equity-based compensation for executive officers, managers and other employees in order to provide incentives to build stockholder value and align the interests of these executive officers and employees with the interests of stockholders. Stock options are granted at the market price of SBS's Class A common stock as of the date of grant and therefore have value only if the price of the Class A common stock increases over the exercise price. Proposals for stock option grants to executive officers, managers and other employees, other than the CEO, are presented to the Stock Option Committee by the CEO and are then reviewed and, when appropriate, revised by the Stock Option Committee, which has final approval of all such grants. In reviewing stock option grants, the Stock Option Committee considers the same factors noted above for the granting of salary increases and bonuses as well as whether the grants will provide the intended incentives.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Raul Alarcon, Jr., CEO, President and Chairman of the Board of Directors, has not participated as a member of the Compensation Committee with regard to the review and approval of his own compensation. On October 25, 1999, SBS entered into an amended and restated employment agreement with Mr. Alarcon, Jr., which expires on December 31, 2004 and renews for successive one-year periods unless terminated by either party, pursuant to which he is entitled to receive an annual base salary of not less than $1,000,000. In fiscal year 2001, Mr. Alarcon, Jr. received a base salary of $1,000,000. Under the employment agreement, Mr. Alarcon, Jr. is also entitled each year of his employment to receive options to purchase 100,000 shares of SBS's Class A common stock and an annual bonus based on same station annual broadcast cash flow growth or a greater amount granted at the discretion of the Board of Directors. In fiscal year 2001, the Board of Directors and the Compensation Committee exercised their discretion to grant Mr. Alarcon, Jr. a bonus of $792,864 in consideration of his instrumental role in the successful launch of radio station KXOL-FM in Los Angeles, his success in the pursuit of strategic objectives such as acquisitions, SBS's financial performance in 2001, the progress made by SBS's radio stations in Puerto Rico and Mr. Alarcon, Jr.'s overall management performance in a very difficult economic environment.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that a public company may not deduct compensation paid to its chief executive officer or the company's other four most highly compensated executive officers which exceeds $1,000,000 for any such officer in a given taxable year unless the compensation qualifies as "performance-based." SBS may pay its executive officers compensation that is not deductible pursuant to Section 162(m) if the Compensation Committee deems such compensation to be necessary to meet SBS's executive compensation objectives, and to be in the best interest of stockholders. SBS has made such non-deductible payments in the past and reserves the right to do so in the future.

                                          Respectfully submitted,

                                          Compensation Committee:
                                          Jason L. Shrinsky
                                          Carl Parmer
                                          Castor Fernandez

                             AUDIT COMMITTEE REPORT

     The Audit Committee currently consists of three independent directors:
Jason L. Shrinsky, Carl Parmer and Castor Fernandez. Mr. Shrinsky has been a member of the Audit Committee since its creation on November 2, 1999. Messrs. Parmer and Fernandez became members of the Audit Committee on August 9, 2001. Roman Martinez IV was a member of the Audit Committee from November 2, 1999 until his resignation from the Board of Directors on May 7, 2001.

     The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing (i) the financial reports and other financial information to be provided by SBS to any governmental body or the public, (ii) SBS's systems of internal controls that management and the Board of Directors have established and (iii) SBS's auditing, accounting and financial reporting processes generally. The Audit Committee's primary duties and responsibilities are to: (i) serve as an independent and objective party to monitor SBS's financial reporting process and internal control system, (ii) review and appraise the audit efforts of SBS's independent accountants and the internal auditing process and (iii) provide an open avenue of communication among the independent accountants, financial and senior management and the Board of Directors.

     Management is responsible for SBS's internal controls and the financial reporting process. SBS's independent public accountants are responsible for performing an independent audit of SBS's consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon.

     The Audit Committee has reviewed and discussed with management the audited consolidated financial statements of SBS for the fiscal year ended September 30, 2001. The Audit Committee has discussed with KPMG LLP, SBS's independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

     The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee has discussed with KPMG LLP the latter's independence. The Audit Committee has reviewed the provision of all non-audit services by KPMG LLP and has concluded that the provision of these services is compatible with maintaining KPMG LLP's independence.

     Based on the Audit Committee's review and discussions noted above, as well as the representations of management and the written report and representations of KPMG LLP, the Audit Committee recommended to the Board of Directors that SBS's audited consolidated financial statements be included in SBS's Annual Report on Form 10-K for the fiscal year ended September 30, 2001 for filing with the SEC.

                                          Respectfully submitted,

                                          Audit Committee:
                                          Jason L. Shrinsky
                                          Carl Parmer
                                          Castor Fernandez

                  STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     The graph below compares the cumulative total stockholder return on our Class A common stock with the cumulative total return on the Standard & Poor's 500 Index and the Standard & Poor's Broadcasting Index for TV, Radio and Cable from October 27, 1999, the date on which our Class A common stock began trading on the Nasdaq National Market, to December 30, 2001. Because we have changed our fiscal year end from the last Sunday in September to the last Sunday in December, beginning with December 2002, we have included stockholder return information for both September and December in the graph. The data set forth below assumes that the value of an investment in our Class A common stock and in each Index on October 27, 1999 was $100, and assumes the reinvestment of dividends.

     The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of our Class A common stock.

        COMPARISON OF CUMULATIVE TOTAL RETURN* FROM OCTOBER 27, 1999 TO
           DECEMBER 30, 2001 AMONG SPANISH BROADCASTING SYSTEM, INC.,
      THE S&P 500 INDEX AND THE S&P BROADCASTING (TV, RADIO, CABLE) INDEX
[COMPARISON CHART]
---------------
* $100 INVESTED ON OCTOBER 27, 1999 IN STOCK OR INDEX INCLUDING REINVESTMENT OF DIVIDENDS

CUMULATIVE TOTAL RETURN

------------------------------------------------------------------------------------
                       10/27/99   12/26/99   9/24/00   12/31/00   9/30/01   12/30/01
------------------------------------------------------------------------------------
 SBSA                  $100.00    $188.75    $58.75    $ 25.00    $35.45     $48.45
 S&P 500               $100.00    $114.03    $114.24   $104.44    $83.14     $93.06
 S&P Broadcasting
  Index                $100.00    $127.04    $91.80    $ 90.44    $74.13     $87.15

                                   PROPOSAL 2
                           RATIFICATION OF SELECTION
                            OF INDEPENDENT AUDITORS

     Our consolidated financial statements for the fiscal year ended September 30, 2001 have been audited by KPMG LLP, independent certified public accountants. Representatives of KPMG LLP are expected to be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they so desire.

     The Board of Directors has appointed KPMG LLP as independent auditors to audit our consolidated financial statements for the fiscal year ending December 29, 2002. Unless otherwise directed, the persons named in the accompanying proxy card will vote in favor of the ratification of the appointment of KPMG LLP.

     The ratification of the selection of independent auditors requires a majority of the votes cast at the Annual Meeting. Abstentions will count as a vote against the proposal, and broker non-votes will not count toward the vote on the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT EACH HOLDER OF CLASS A COMMON STOCK AND EACH HOLDER OF CLASS B COMMON STOCK VOTE "FOR" THE RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 29, 2002.

                            AUDIT AND NON-AUDIT FEES

     The following table sets forth the aggregate fees billed to us for professional audit services rendered by KPMG LLP for the audit of our annual consolidated financial statements for fiscal year 2001 and review of the consolidated financial statements included in our Quarterly Reports on Form 10-Q for such year and fees billed for other services rendered by KPMG LLP for fiscal year 2001.


Audit Fees, excluding Audit-Related Services................  $  300,000
                                                              ==========
Financial Information Systems Design and Implementation
  Fees......................................................  $       --
                                                              ==========
All Other Fees:
  Audit-Related Services(1).................................  $  589,000
  Other Non-Audit Services(2)...............................     523,000
                                                              ----------
Total All Other Fees........................................  $1,112,000
                                                              ==========

---------------
(1) Audit-related services consisted principally of audits of statutory financial statements, audits of financial statements of employee benefit plans, review of registration statements and other filings and the issuance of consents.

(2) Other non-audit services consisted of tax compliance and internal audit services.

     The Audit Committee reviewed the provision of all non-audit services by KPMG LLP and concluded that the provision of these services was compatible with maintaining KPMG LLP's independence.

                         STOCKHOLDER PROPOSALS FOR NEXT
                                 ANNUAL MEETING

     In order for a stockholder proposal to be included in the proxy statement for our next annual meeting of stockholders to be held in 2003, such proposal must be submitted in writing and received by us at 2601 South Bayshore Drive, PH II, Coconut Grove, Florida 33133, Attention: Joseph A. Garcia, Chief Financial Officer, no later than the close of business on January 20, 2003. In order to avoid controversy as to the date on which we received a proposal, stockholders should submit proposals by certified mail, return receipt requested. Shareholder proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

     If we have not received notice by the close of business on April 5, 2003 of any other stockholder proposal which is not to be included in the proxy materials for our next annual meeting but which a stockholder intends to propose for a vote at such meeting, then the persons named as proxies in the proxy materials for our next annual meeting may exercise discretionary voting authority with respect to such matter.

                                 ANNUAL REPORT

     Our Annual Report on Form 10-K for the fiscal year ended September 30, 2001, containing our consolidated financial statements, has been mailed concurrently with the mailing of this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report on Form 10-K is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material.

     ANY BENEFICIAL OR RECORD OWNER OF OUR SECURITIES ON THE RECORD DATE OF MAY 3, 2002 MAY REQUEST AND RECEIVE WITHOUT CHARGE A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2001, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES THERETO. SUCH REQUEST SHOULD BE IN WRITING AND ADDRESSED TO: SPANISH BROADCASTING SYSTEM, INC., 2601 SOUTH BAYSHORE DRIVE, PH II, COCONUT GROVE, FLORIDA 33133, ATTENTION:
JOSEPH A. GARCIA, CHIEF FINANCIAL OFFICER.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors does not know of any other matter which will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, or any adjournment thereof, the person or persons voting the proxies will vote on such matters in accordance with their best judgment and discretion.

                                          By Order of the Board of Directors

                                          (/S/ Raul Alarcon, Jr.)
                                          Raul Alarcon, Jr.
                                          Chairman of the Board of Directors,
                                          President and Chief Executive Officer

Coconut Grove, Florida
May 20, 2002

             - TO VOTE BY MAIL, PLEASE DETACH THE PROXY CARD HERE -


                        SPANISH BROADCASTING SYSTEM, INC.

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                                  JUNE 11, 2002

The undersigned, acknowledging receipt of (1) notice of the annual meeting of stockholders to be held on June 11, 2002 at 10:00 a.m., Eastern time, in the Continental Ballroom of the Wyndham Grand Bay, 2669 South Bayshore Drive, Miami, Florida 33133, (2) the Proxy Statement relating to the meeting and (3) the 2001 Annual Report on Form 10-K, hereby revokes all prior proxies and appoints Raul Alarcon, Jr. and Joseph A. Garcia, and each of them acting singly, with full power of substitution, as proxies to represent and vote on behalf of the undersigned, as designated herein, all shares of Class A common stock, par value $0.0001 per share, and all shares of Class B common stock, par value $0.0001 per share, of Spanish Broadcasting System, Inc., a Delaware corporation, that the undersigned would be entitled to vote if present in person at the annual meeting of stockholders and any adjournment or adjournments thereof. These proxies are authorized to vote in their discretion upon such other matters as may properly come before the annual meeting or any adjournment(s) thereof.

When properly executed, this proxy will be voted in the manner directed herein by the undersigned.

IF A CHOICE IS NOT SPECIFIED WITH RESPECT TO ANY PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

Attendance of the undersigned at the annual meeting will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or shall vote in person at the annual meeting.

EACH STOCKHOLDER SHOULD SIGN THIS PROXY PROMPTLY AND RETURN IT IN THE ENCLOSED ENVELOPE. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SPANISH BROADCASTING SYSTEM, INC.

               HAS YOUR ADDRESS CHANGED?

_______________________________________________________

_______________________________________________________

             - TO VOTE BY MAIL, PLEASE DETACH THE PROXY CARD HERE -


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSAL 2.

PROPOSAL 1: Election of Directors. For Raul Alarcon, Jr., Pablo Raul Alarcon,
            Sr., Jose Grimalt, Jason L. Shrinsky, Carl Parmer and Castor Fernandez.

            (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "FOR ALL NOMINEES EXCEPT"BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED.) EXCEPTIONS:
            ______________________________________________________________

            [ ] For All Nominees  [ ] Withhold Authority  [ ] For All Nominees
                    Listed             To Vote For All             Except

            IF AUTHORITY TO VOTE FOR THE ELECTION OF ANY NOMINEE, OR FOR ALL NOMINEES, IS NOT WITHHELD, OR IF NONE OF THE BOXES ABOVE IS CHECKED, THIS PROXY WILL BE DEEMED TO GRANT AUTHORITY TO VOTE FOR ALL NOMINEES.

PROPOSAL 2: Ratification of appointment of KPMG LLP as independent auditors for the fiscal year ending December 29, 2002.

            [ ] For               [ ] Against             [ ] Abstain


                               SIGNATURE(S):____________________________________

                                            ____________________________________

                               Please sign name(s) exactly as appearing hereon. If shares are held jointly, each joint owner should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                               DATED: __________________________________  , 2002

                               Mark, sign and date the proxy card and return it in the postage-paid envelope enclosed.